Exhibit 10.6

EVOLUS, INC. 2017 OMNIBUS INCENTIVE PLAN
Evolus, Inc. sets forth herein the terms and conditions of its 2017 Omnibus Incentive Plan.

1.	PURPOSE
The Plan is intended to enhance the Company’s and its Affiliates’ ability to attract and retain employees, Consultants and Non-Employee Directors, and to motivate such employees, Consultants, and Non-Employee Directors to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options (nonstatutory and incentive), stock appreciation rights, restricted shares, restricted stock units, other stock-based awards, and cash awards. Any of these awards may—but need not—be made as performance incentives to reward attainment of performance goals in accordance with the terms and conditions hereof.

2.	DEFINITIONS
For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:
“Affiliate” means any company or other trade or business that “controls,” is “controlled by,” or is “under common control with,” the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.
“Annual Incentive Award” means a cash-based Performance Award with a performance period that is the Company’s fiscal year or other 12-month (or shorter) performance period as specified under the terms and conditions of the Award as approved by the Board.
“Award” means a grant, under the Plan, of (1) an Option, (2) a Stock Appreciation Right, (3) Restricted Shares, (4) Restricted Stock Units, (5) an Other Stock-based Award, (6) a cash award, or (7) a Substitute Award.
“Award Agreement” means a written agreement between the Company and a Grantee, or notice from the Company or an Affiliate to a Grantee that evidences and sets out the terms and conditions of an Award.
“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, that Person shall be deemed to have beneficial ownership of all securities that the Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.
“Board” means the Board of Directors of the Company.
“Business Combination” means the consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

“Cause” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Company and unless otherwise provided in the applicable Award Agreement: (1) the commission of any act by the Grantee constituting financial dishonesty against the Company or its Affiliates; (2) the Grantee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality, or harassment that would (A) adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders, or other third parties with whom such entity does or might do business or (B) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities, or penalties; (3) the repeated failure by the Grantee to follow the directives of the chief executive officer of the Company or any of its Affiliates or the Board; or (4) any material misconduct, violation of Company or Affiliate policy, or willful and deliberate non-performance of duty by the Grantee in connection with the business affairs of the Company or its Affiliates. A Separation from Service for Cause shall be deemed to include a determination by the Company after the Grantee’s Separation from Service that circumstances existing before the Separation from Service would have entitled the Company or an Affiliate to have terminated the Grantee’s service for Cause. All rights a Grantee has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Company, or during any negotiations between the Company and the Grantee, regarding any actual or alleged act or omission by the Grantee of the type described in the applicable definition of Cause.
“Change in Control” means, except as otherwise provided by the Board, the occurrence of any of the following events:

(1)
The acquisition by any Person of Beneficial Ownership of 50% or more of the outstanding voting power; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (1): (A) any acquisition directly from the Company; (B) any acquisition by the Company or any of its Affiliates; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates; or (D) any acquisition by any corporation under a transaction that complies with clauses (A), (B) and (C) of subparagraph (3) below; or

(2)
Individuals who at the beginning of any two-year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company during such two-year period and whose election, or whose nomination for election by the Stockholders, to the Board was either (A) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (B) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(3)
Consummation of a Business Combination, unless after the Business Combination: (A) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately before the Business Combination own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately before such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (A) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately before such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned 50% or more of the outstanding shares or outstanding voting securities immediately before the Business Combination; and (C) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(4)	Approval by the Stockholders of a complete liquidation or dissolution of the Company.
Solely to the extent required by Section 409A, an event described above shall not constitute a Change in Control for purposes of the payment (but not vesting) terms and conditions of any Award subject to Section 409A unless such event also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A.
“Code” means the Internal Revenue Code of 1986.
“Committee” means the Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Plan. The Board shall cause the Committee to satisfy the applicable requirements of any securities exchange on which the Common Stock may then be listed. For purposes of Awards to Covered Employees intended to constitute Qualified Performance-Based Compensation, to the extent required by Section 162(m), Committee means all of the members of the Committee who are “outside directors” within the meaning of Section 162(m). For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. All references in the Plan to the Board shall mean such Committee or the Board.
“Company” means Evolus, Inc. a Delaware corporation.
“Common Stock” means the common stock of the Company, par value $0.00001 per share.

“Consultant” means any person, except an employee or Non-Employee Director, engaged by the Company or any Affiliate to render personal services to such entity, including as an advisor, and who qualifies as a consultant or advisor under Rule 701 of the Securities Act (during any period in which the Company is not subject to the reporting requirements of the Exchange Act) or Form S-8 (during any period in which the Company is subject to the reporting requirements of the Exchange Act).
“Corporate Transaction” means a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity by the Company, or other corporate transaction involving the Company or any of its Affiliates.
“Covered Employee” means a Grantee who is a “covered employee” within the meaning of Section 162(m) as qualified by Section 12.4.
“Detrimental Conduct” means, as determined by the Company, the Grantee’s serious misconduct or unethical behavior, including any of the following: (1) any violation by the Grantee of a restrictive covenant agreement that the Grantee has entered into with the Company or an Affiliate (covering, for example, confidentiality, non-competition, non-solicitation, non-disparagement, etc.); (2) any conduct by the Grantee that could result in the Grantee’s Separation from Service for Cause; (3) the commission of a criminal act by the Grantee, whether or not performed in the workplace, that subjects, or if generally known would subject, the Company or an Affiliate to public ridicule or embarrassment, or other improper or intentional conduct by the Grantee causing reputational harm to the Company, an Affiliate, or a client or former client of the Company or an Affiliate; (4) the Grantee’s breach of a fiduciary duty owed to the Company or an Affiliate or a client or former client of the Company or an Affiliate; (5) the Grantee’s intentional violation, or grossly negligent disregard, of the Company’s or an Affiliate’s policies, rules, or procedures; or (6) the Grantee taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to the Company or its Affiliates.
“Disability” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Disability” means, as determined by the Company and unless otherwise provided in the applicable Award Agreement, the Grantee is unable to perform each of the essential duties of the Grantee’s position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option after termination of the Grantee’s employment, “Disability” means “permanent and total disability” as set forth in Code Section 22(e)(3).
“Effective Date” means November 21, 2017.
“Exchange Act” means the Securities Exchange Act of 1934.
“Fair Market Value” of a Share as of a particular date means (1) if the Shares are listed on a national securities exchange, the closing price of a Share as quoted on such exchange or other comparable reporting system for the first regular trading day immediately preceding the applicable date, or (2) if the Shares are not then listed on a national securities exchange, the closing price of a Share quoted by an established quotation service for over-the-counter securities for the first trading day immediately preceding the applicable date, or (3) if the Shares are not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of the Shares is not otherwise determinable, such value as determined by the Board. Notwithstanding the foregoing, if the Board determines that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement, or payout of any Award, it may specify such alternative definition in the applicable Award Agreement. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a Share on the applicable securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.
“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than 50% of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than 50% of the voting interests.
“GAAP” means U.S. Generally Accepted Accounting Principles.
“Grant Date” means the latest to occur of (1) the date as of which the Board approves an Award, (2) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6, or (3) such other date as may be specified by the Board in the Award Agreement.
“Grantee” means a person who receives or holds an Award.
“Incentive Stock Option” means an Option that is an “incentive stock option” within the meaning of Code Section 422.
“IPO” means the initial public offering of Shares pursuant to a registration statement (other than a Form S-8) filed with, and declared effective by, the SEC.
“Issued Share” means an outstanding Share issued under an Award (including a Restricted Share).
“Non-Employee Director” means a member of the Board who is not an employee.
“Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.
“Option” means an option to purchase one or more Shares under the Plan.
“Option Price” means the exercise price for each Share subject to an Option.
“Other Stock-based Award” means Awards consisting of Share units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Common Stock, other than Options, SARs, Restricted Shares, and RSUs.

“Permitted Transferee” means any of the following to whom a Grantee may transfer Issued Shares under Section 17.14.3: the Grantee’s spouse, children (natural or adopted), or stepchildren or a trust for their sole benefit of which the Grantee is the settlor; provided, however, that any such trust does not require or permit distribution of any Issued Shares during the term of the Plan unless subject to its terms. Upon the death of the Grantee, the term Permitted Transferees shall also include the deceased Grantee’s estate, executors, administrators, personal representatives, heirs, legatees, and distributees.
“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 12) over a performance period established by the Board, and includes an Annual Incentive Award.
“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.
“Plan” means this Evolus, Inc. 2017 Omnibus Incentive Plan.
“Purchase Price” means the purchase price for each Share under a grant of Restricted Shares.
“Qualified Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” under Section 162(m).
“Restricted Period” shall have the meaning set forth in Section 10.1.
“Restricted Shares” means restricted Shares awarded to a Grantee under Section 10.
“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the equivalent of Shares, awarded to a Grantee under Section 10.
“SAR Exercise Price” means the per Share exercise price of a SAR granted under Section 9.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 162(m)” means Code Section 162(m).
“Section 409A” means Code Section 409A.
“Securities Act” means the Securities Act of 1933.
“Separation from Service” means the termination of the applicable Grantee’s employment with, and performance of services for, the Company and each Affiliate. Unless otherwise determined by the Company, if a Grantee’s employment or service with the Company or an Affiliate terminates but the Grantee continues to provide services to the Company or an Affiliate in a non-employee director capacity or as an employee, officer, or consultant, as applicable, such change in status shall not be deemed a Separation from Service. Approved temporary absences from employment because of illness, vacation, or leave of absence and transfers among the Company and its Affiliates shall not be considered Separations from Service. Notwithstanding the foregoing, with respect to any Award that constitutes nonqualified deferred compensation under Section 409A, “Separation from Service” shall mean a “separation from service” as defined under Section 409A.

“Service Provider” means an employee, officer, Non-Employee Director, or Consultant of the Company or an Affiliate.
“Share” means one share of Common Stock.
“Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9.
“Stockholder” means a stockholder of the Company.
“Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which the Company owns more than 50% of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Board as a Subsidiary for purposes of the Plan.
“Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.
“Ten Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.
“Termination Date” means the date that is 10 years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2.
“Transition Period” means the period beginning upon an IPO and ending upon the earlier of (1) the date of the first annual meeting of Stockholders at which directors are to be elected that occurs after the close of the third calendar year after the calendar year of the IPO and (2) the expiration of the “reliance period” under Treasury Regulation Section 1.162-27(f)(2).

3.	ADMINISTRATION OF THE PLAN

3.1.	General
The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its powers and responsibilities hereunder to the Committee, which shall have full authority to act in accordance with its charter, and with respect to the authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated. Except as specifically provided in Section 14 or as otherwise may be required by applicable law, regulatory requirement, or the articles of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and conditions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Committee shall administer the Plan; provided that the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed. The interpretation and construction by the Board of the Plan, any Award, or any Award Agreement

shall be final, binding, and conclusive. Without limitation, the Board shall have full and final authority, subject to the other terms and conditions of the Plan, to:

(1)	designate Grantees;

(2)	determine the type or types of Awards to be made to a Grantee;

(3)	determine the number of Shares to be subject to an Award;

(4)
establish the terms and conditions of each Award (including the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Shares subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(5)	prescribe the form of each Award Agreement; and

(6)
amend, modify, or supplement the terms and conditions of any outstanding Award, including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the U.S. to recognize differences in local law, tax policy, or custom.

To the extent permitted by applicable law, the Board may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors), including the authority to make Awards to Grantees who are not subject to Section 16 of the Exchange Act or who are not Covered Employees. To the extent that the Board delegates its authority to make Awards as provided by this Section 3.1, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by the Board.

3.2.	No Repricing
This Section 3.2 shall be applicable only after an IPO. Notwithstanding any other term or condition of the Plan, the repricing of Options or SARs is prohibited without prior approval of the Stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing an Option or SAR to lower its Option Price or SAR Exercise Price; (2) any other action that is treated as a “repricing” under GAAP; and (3) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the actions contemplated in clauses (1), (2), or (3) occur in connection with a change in capitalization or similar change under Section 15. A cancellation and exchange under clause (3) would be considered a “repricing” regardless of whether it is treated as a “repricing” under GAAP and regardless of whether it is voluntary on the part of the Grantee.

3.3.	Separation from Service for Cause; Clawbacks; Detrimental Conduct

3.3.1.	Separation from Service for Cause
The Company may annul an Award if the Grantee incurs a Separation from Service for Cause.

3.3.2.	Clawbacks
All awards, amounts, or benefits received or outstanding under the Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions. A Grantee’s acceptance of an Award shall be deemed to constitute the Grantee’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Grantee, whether adopted before or after the Effective Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Grantee’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

3.3.3.	Detrimental Conduct
Except as otherwise provided by the Board, notwithstanding any other term or condition of the Plan, if a Grantee engages in Detrimental Conduct, whether during the Grantee’s service or after the Grantee’s Separation from Service, in addition to any other penalties or restrictions that may apply under the Plan, state law, or otherwise, the Grantee shall forfeit or pay to the Company the following:

(1)	any and all outstanding Awards granted to the Grantee, including Awards that have become vested or exercisable;

(2)	any cash or Shares received by the Grantee in connection with the Plan within the 36-month period immediately before the date the Company determines the Grantee has engaged in Detrimental Conduct; and

(3)
the profit realized by the Grantee from the sale, or other disposition for consideration, of any Shares received by the Grantee in connection with the Plan within the 36-month period immediately before the date the Company determines the Grantee has engaged in Detrimental Conduct.

3.4.	Deferral Arrangement
The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A, which may include terms and conditions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred units.

3.5.	No Liability
No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or Award Agreement.

3.6.	Book Entry
Notwithstanding any other term or condition of the Plan, the Company may elect to satisfy any requirement under the Plan for the delivery of stock certificates through the use of book-entry.

4.	SHARES SUBJECT TO THE PLAN

4.1.	Authorized Number of Shares
Subject to adjustment under Section 15, the total number of Shares authorized to be awarded under the Plan shall not exceed 2,638,889, plus an annual increase on each anniversary of the Effective Date before the Termination Date equal to 4% of the total issued and outstanding Shares as of such anniversary (or such lesser number of Shares as may be determined by the Board). Shares issued under the Plan shall consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Company from time to time.

4.2.	Share Counting

4.2.1.	General
Each Share granted in connection with an Award shall be counted as one Share against the limit in Section 4.1, subject to this Section 4.2. Share-based Performance Awards shall be counted assuming maximum performance results (if applicable) until such time as actual performance results can be determined.

4.2.2.	Cash-Settled Awards
Any Award settled in cash shall not be counted as Shares for any purpose under the Plan.

4.2.3.	Expired or Terminated Awards
If any Award expires, or is terminated, surrendered, or forfeited, in whole or in part, the unissued Shares covered by that Award shall again be available for the grant of Awards.

4.2.4.	Repurchased, Surrendered, or Forfeited Awards
If Issued Shares are repurchased by, or are surrendered or forfeited to the Company at no more than cost, such Shares shall again be available for the grant of Awards.

4.2.5.	Payment of Option Price or Tax Withholding in Shares
If Shares issuable upon exercise, vesting, or settlement of an Award, or Shares owned by a Grantee (that are not subject to any pledge or other security interest), are surrendered or tendered to the Company in payment of the Option Price or Purchase Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms of the Plan, such surrendered or tendered Shares shall again be available for the grant of Awards.

4.2.6.	Substitute Awards
In the case of any Substitute Award, such Substitute Award shall not be counted against the number of Shares reserved under the Plan.

4.3.	Award Limits

4.3.1.	Incentive Stock Options
Subject to adjustment under Section 15, 2,638,889 Shares available for issuance under the Plan shall be available for issuance as Incentive Stock Options.

4.3.2.	Limits on Awards to Non-Employee Directors
The maximum value of Awards granted during any calendar year to any Non-Employee Director, taken together with any cash fees paid to that Non-Employee Director during the calendar year and the value of awards granted to the Non-Employee Director under any other equity compensation plan of the Company during the calendar year, shall not exceed the following in total value (based on the Fair Market Value of the Shares underlying the Award as of the Grant Date for Restricted Shares, RSUs, and Other Stock-based Awards, and based on the Grant Date fair value for accounting purposes for Options and SARs): (1) $600,000 for the non-employee Chair of the Board and (2) $500,000 for each Non-Employee Director other than the Chair of the Board; provided, however, that awards granted to Non-Employee Directors upon their initial election to the Board shall not count towards the limits in this paragraph. The Board may make exceptions to the limits in this paragraph in extraordinary circumstances for individual Non-Employee Directors; provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

4.3.3.	Section 162(m) Limits
Before the end of the Transition Period, the Company shall establish and the Stockholders shall approve any limits on Awards that may be necessary to enable the Board to grant Qualified Performance-Based Compensation under the Plan.

5.	EFFECTIVE DATE, DURATION, AND AMENDMENTS

5.1.	Term
The Plan shall be effective as of the Effective Date. The Plan shall terminate automatically on the 10-year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.2.

5.2.	Amendment and Termination of the Plan
The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards that have not been made. An amendment shall be contingent on approval of the Stockholders to the extent stated by the Board, required by applicable law, or required by applicable securities exchange listing requirements. Notwithstanding the foregoing, after an IPO, any amendment to Section 3.2 shall be contingent upon the approval of the Stockholders. No Awards may be granted after the Termination Date. The applicable terms and conditions of the Plan, and any terms and conditions applicable to Awards granted before the Termination Date shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers
Subject to this Section 6.1, Awards may be made to any Service Provider as the Board may determine and designate from time to time.

6.2.	Successive Awards
An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3.	Stand-Alone, Additional, Tandem, and Substitute Awards
The Board may grant Awards either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall have the right to require the surrender of such other Award in consideration for the grant of the new Award. Subject to Section 3.2, the Board shall have the right to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, RSUs or Restricted Shares).

7.	AWARD AGREEMENT
Each Award shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice that provides that acceptance of the Award constitutes acceptance of all terms and conditions of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar terms and conditions but shall be consistent with the terms and conditions of the Plan. Each Award

Agreement evidencing an Award of Options shall specify whether such Options are intended to be Nonstatutory Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Nonstatutory Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price
The Option Price of each Option shall be fixed by the Board and stated in the related Award Agreement. The Option Price of each Option intended to be an Incentive Stock Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value on the Grant Date of a Share; provided, however, that in the event that a Grantee is a Ten Percent Stockholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a Share.

8.2.	Vesting
Subject to Section 8.3, each Option shall become exercisable at such times and under such terms and conditions (including performance requirements) as may be determined by the Board and stated in the Award Agreement.

8.3.	Term
Each Option shall terminate, and all rights to purchase Shares thereunder shall cease, upon the expiration of a period not to exceed 10 years from the Grant Date, or under such circumstances and on any date before 10 years from the Grant Date as may be set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five years from its Grant Date.

8.4.	Limitations on Exercise of Option
Notwithstanding any other term or condition of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event that results in termination of the Option.

8.5.	Method of Exercise
An Option that is exercisable may be exercised by the Grantee’s delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

8.6.	Rights of Holders of Options
Unless otherwise stated in the related Award Agreement, an individual holding or exercising an Option shall have none of the rights of a Stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to him. Except as provided in Section 15 or the related Award Agreement, no adjustment shall be made for dividends, distributions, or other rights for which the record date is before the date of such issuance.

8.7.	Limitations on Incentive Stock Options
An Option shall constitute an Incentive Stock Option only (1) if the Grantee of the Option is an employee of the Company or any Subsidiary; (2) to the extent specifically provided in the related Award Agreement; and (3) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the Stockholders in a manner intended to comply with the stockholder approval requirements of Code Section 422, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonstatutory Stock Option unless and until such approval is obtained.

8.8.	Early Exercise
An Option may include a term that allows the Grantee to elect at any time before the Grantee’s Separation from Service to exercise the Option as to any part or all of the Shares subject to the Option prior to the full vesting of the Option. Any unvested Shares so purchased shall be subject to a repurchase option in favor of the Company and to any other restrictions the Board determines to be appropriate.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS (SARs)

9.1.	Right to Payment
A SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the SAR Exercise Price. The Award Agreement for a SAR (except those that constitute Substitute Awards) shall specify the SAR Exercise Price, which shall be fixed on the Grant Date as not less than the Fair Market Value of a Share on that date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. A SAR granted in tandem with an outstanding Option after the Grant Date of such Option shall have a SAR Exercise Price that is equal to the Option Price; provided, however, that the SAR Exercise Price may not be less than the Fair Market Value of a Share on the Grant Date of the SAR to the extent required by Section 409A.

9.2.	Other Terms
The Board shall determine at the Grant Date the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable after Separation from Service or upon other terms or conditions, the method of exercise, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3.	Term of SARs
The term of a SAR granted under the Plan shall be determined by the Board; provided, however, that such term shall not exceed 10 years.

9.4.	Payment of SAR Amount
Upon exercise of a SAR, a Grantee shall be entitled to receive payment from the Company (in cash or Shares) in an amount determined by multiplying:

(1)	the difference between the Fair Market Value of a Share on the date of exercise over the SAR Exercise Price; by

(2)	the number of Shares with respect to which the SAR is exercised.

10.	TERMS AND CONDITIONS OF RESTRICTED SHARES AND RESTRICTED STOCK UNITS (RSUs)

10.1.	Restrictions
At the time of grant, the Board may establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Shares or RSUs in accordance with Section 12.1 and Section 12.2. Each Award of Restricted Shares or RSUs may be subject to a different Restricted Period and additional restrictions. Neither Restricted Shares nor RSUs may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period or before the satisfaction of any other applicable restrictions.

10.2.	Restricted Share Certificates
The Company shall issue, in the name of each Grantee to whom Restricted Shares have been granted, stock certificates or other evidence of ownership representing the total number of Restricted Shares granted to the Grantee, as soon as reasonably practicable after the Grant Date.

10.3.	Rights of Holders of Restricted Shares
Unless the Board otherwise provides in an Award Agreement and subject to Section 17.15, holders of Restricted Shares shall have rights as Stockholders, including voting and dividend rights.

10.4.	Rights of Holders of RSUs

10.4.1.	Settlement of RSUs
RSUs may be settled in cash or Shares, as determined by the Board and set forth in the Award Agreement. The Award Agreement shall also set forth whether the RSUs shall be settled (1) within the time period specified for “short term deferrals” under Section 409A or (2) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which events such RSUs shall be settled.

10.4.2.	Voting and Dividend Rights
Unless otherwise stated in the applicable Award Agreement and subject to Section 17.15, holders of RSUs shall not have rights as Stockholders, including no voting or dividend or dividend equivalents rights.

10.4.3.	Creditor’s Rights
A holder of RSUs shall have no rights other than those of a general creditor of the Company. RSUs represent an unfunded and unsecured obligation of the Company, subject to the applicable Award Agreement.

10.5.	Purchase of Restricted Shares
The Grantee shall be required, to the extent required by applicable law, to purchase Restricted Shares from the Company at a Purchase Price equal to the greater of (1) the aggregate par value of the Restricted Shares or (2) the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by services already rendered. The Purchase Price shall be payable in a form described in Section 11 or, if permitted by the Board, in consideration for past services rendered.

10.6.	Delivery of Shares
Upon the expiration or termination of any Restricted Period and the satisfaction of any other terms and conditions prescribed by the Board, the restrictions applicable to Restricted Shares or RSUs settled in Shares shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such Shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED SHARES

11.1.	General Rule
Payment of the Option Price for an Option or the Purchase Price for Restricted Shares shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11.

11.2.	Surrender of Shares
To the extent the Award Agreement so provides, payment of the Option Price for an Option or the Purchase Price for Restricted Shares may be made all or in part through the tender to, or withholding by, the Company of Shares that shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Shares has been paid thereby, at their Fair Market Value on the date of exercise or surrender. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already owned Shares may be authorized only at the time of grant.

11.3.	Cashless Exercise
With respect to an Option only (and not with respect to Restricted Shares), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

11.4.	Other Forms of Payment
To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Shares may be made in any other form that is consistent with applicable laws, regulations, and rules, including the Company’s withholding of Shares otherwise due to the exercising Grantee.

12.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

12.1.	Performance Terms and Conditions
The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance terms conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance terms or conditions.

12.2.	Performance Awards Granted to Designated Covered Employees
If and to the extent that the Committee determines that a Performance Award to be granted to a Grantee who is designated by the Committee as having the potential to be a Covered Employee should constitute Qualified Performance-Based Compensation, the grant, exercise, and settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms and conditions set forth in this Section 12.2. Notwithstanding any other term or condition of the Plan, the Committee may provide for Performance Awards to Covered Employees that are not intended to constitute Qualified Performance-Based Compensation.

12.2.1.	Performance Goals Generally
The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 12.2. After the Transition Period, performance goals shall meet the requirements of Section 162(m), to the extent applicable, including the requirements that the performance goals be objective and that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised, and settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, or settlement of such Performance Awards. The Committee may establish performance goals on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries, or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices or based on year-over-year growth). To the extent not inconsistent with the requirements of Section 162(m), the Committee may determine at the time that goals under this Section 12 are established, the extent to which measurement of performance goals may include or exclude certain unusual or nonrecurring events, including the following: the impact of charges for restructuring; discontinued operations; debt redemption or retirement; asset write downs; litigation or claim judgments or settlements; acquisitions or divestitures; foreign exchange gains and losses; and other unusual, nonrecurring items; and the cumulative effects of tax or accounting changes. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

12.2.2.	Business Criteria
One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards:

(1)	cash flow;

(2)	earnings per share;

(3)	earnings or income measures (including EBITDA);

(4)	return measures (including return on assets, capital, invested capital, equity, sales, or revenue);

(5)	total shareholder return;

(6)	share price performance;

(7)	revenue;

(8)	profit margin;

(9)	economic value added;

(10)	improvement or attainment of corporate governance goals;

(11)	attainment of regulatory approvals;

(12)	attainment of clinical trial milestones;

(13)	attainment of research and development milestones;

(14)	contract or grant awards;

(15)	regulatory inspections;

(16)	customer metrics (including customer satisfaction, customer retention, and customer profitability);

(17)	productivity;

(18)	expense targets;

(19)	market share;

(20)	cost control measures;

(21)	balance sheet metrics;

(22)	strategic initiatives;

(23)	implementation, completion, or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction;

(24)
successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations, or other transactions;

(25)	debt levels or reduction or debt ratios;

(26)	operating efficiency;

(27)	working capital targets;

(28)	quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities; or

(29)	any combination of the foregoing business criteria.
The foregoing business criteria shall include any derivations of thereof (e.g., income shall include pre-tax income, net income, or operating income). Any business criteria that are financial metrics may be determined in accordance with GAAP or may be adjusted when established (or to the extent permitted under or not prohibited by Section 162(m), at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

12.2.3.	Timing for Establishing Performance Goals
After the Transition Period, to the extent required by Section 162(m), performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for Qualified Performance-Based Compensation.

12.2.4.	Settlement of Performance Awards; Other Terms
Settlement of Performance Awards may be in cash, Shares, other Awards, or other property. The Committee may reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

12.3.	Written Determinations
All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, and the achievement of performance goals relating to Performance Awards, shall be made in writing in the case of any Award intended to constitute Qualified Performance-Based Compensation to the extent required by Section 162(m). To the extent permitted under or not prohibited by Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

12.4.	Status of Section 12.2 Awards under Section 162(m)
This Section 12.4 shall be applicable only after the Transition Period and only to the extent that Section 162(m) is applicable. It is the intent of the Company that Performance Awards under Section 12.2 granted to persons who are designated by the Committee as having the potential to be Covered Employees within the meaning of Section 162(m) shall, if so designated by the Committee, constitute Qualified Performance-Based Compensation. Accordingly, the terms and conditions of Section 12.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m). Notwithstanding the foregoing, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as having the potential to be a Covered Employee with respect to that fiscal year or any subsequent fiscal year. If any term or condition of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Section 162(m), such terms and conditions shall be construed or deemed amended to the extent necessary to conform to such requirements.

13.	OTHER STOCK-BASED AWARDS

13.1.	Grant of Other Stock-based Awards
Other Stock-based Awards may be granted either alone or in addition to or in conjunction with other Awards. Other Stock-based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in Shares under any other compensation plan or arrangement of the Company. Subject to the terms and conditions of the Plan, the Board shall determine the persons to whom and the time or times at which such Awards may be made, the number of Shares to be granted under such Awards, and all other terms and conditions of such Awards. Unless the Board determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such terms and conditions as the Board determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.
13.2.    Terms of Other Stock-based Awards
Any Shares subject to Awards made under this Section 13 may not be sold, assigned, transferred, pledged, or otherwise encumbered before the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

14.	REQUIREMENTS OF LAW

14.1.	General
The Company shall not be required to sell or issue any Shares under any Award if the sale or issuance of such Shares would constitute a violation by the Grantee, any other individual, or the Company of any law or regulation of any governmental authority, including any federal or state securities laws or regulations. If at any time the Company determines that the listing, registration, or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a term or condition of, or in connection with, the issuance or purchase of Shares hereunder, no Shares may be issued or sold to the Grantee or any other individual exercising an Option unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any terms and conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Award, unless a registration statement under such Act is in effect with respect to the Shares covered by such Award, the Company shall not be required to sell or issue such Shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such Shares under an exemption from registration under the Securities Act. The Company may, but shall not be obligated to, register any securities covered hereby under the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares under the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption. The Board may require the Grantee to sign such additional documentation, make such representations, and furnish such information as the Board may consider appropriate in connection with the grant of Awards or issuance or delivery of Shares in compliance with applicable laws.

14.2.	Rule 16b-3
During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any term or condition of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

14.3.	California Grantees
The Plan is intended to comply with Section 25102(o) of the California Corporations Code, to the extent applicable. In that regard, to the extent required by Section 25102(o), (1) the terms of any Options or SARs, to the extent vested and exercisable upon a Grantee’s Separation from Service, shall include any minimum exercise periods following Separation from Service specified by Section 25102(o) and (2) any repurchase right of the Company with respect to Issued Shares shall include a minimum 90-day notice requirement. Any Plan term that is inconsistent with Section 25102(o) shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Section 25102(o).

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1.	Changes in Common Stock
If (1) the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company occurring after the Effective Date or (2) there occurs any spin-off, split-up, extraordinary cash dividend, or other distribution of assets by the Company, (A) the number and kinds of shares for which grants of Awards may be made (including the per-Grantee maximums set forth in Section 4), (B) the number and kinds of shares for which outstanding Awards may be exercised or settled, and (C) the performance goals relating to outstanding Awards, shall be equitably adjusted by the Company; provided that any such adjustment shall comply with Section 409A. In addition, in the event of any such increase or decease in the number of outstanding shares or other transaction described in clause (2) above, the number and kind of shares for which Awards are outstanding and the Option Price per share of outstanding Options and SAR Exercise Price per share of outstanding SARs shall be equitably adjusted; provided that any such adjustment shall comply with Section 409A.

15.2.	Effect of Certain Transactions
Except as otherwise provided in an Award Agreement, in the event of a Corporate Transaction, the Plan and the Awards shall continue in effect in accordance with their respective terms, except that after a Corporate Transaction either (1) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Corporate Transaction or (2) if not so provided in such agreement, each Grantee shall be entitled to receive in respect of each Share subject to any outstanding Awards, upon exercise or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property, or other consideration that each Stockholder was entitled to receive in the Corporate Transaction in respect of one Share; provided, however, that, unless otherwise determined by the Board, such stock, securities, cash, property or other consideration shall remain subject to all of the terms and conditions (including performance criteria) that were applicable to the Awards before such Corporate Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and SARs under this Section 15.2 in connection with a Corporate Transaction in which the consideration paid or distributed to the Stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and SARs upon consummation of the Corporate Transaction as long as, at the election of the Board, (A) the holders of affected Options and SARs have been given a period of at least 15 days before the date of the consummation of the Corporate Transaction to exercise the Options or SARs (to the extent otherwise exercisable) or (B) the holders of the affected Options and SARs are paid (in cash or cash equivalents) in respect of each Share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per Share price paid or distributed to Stockholders in the Corporate Transaction (the value of any noncash consideration to be determined by the Board) over the Option Price or SAR Exercise Price, as applicable. For avoidance of doubt, (i) the cancellation of Options and SARs under clause (B) of the preceding sentence may be effected notwithstanding any other term or condition of the Plan or any Award Agreement and (ii) if the amount determined under clause (B) of the preceding sentence is zero or less, the affected Option or SAR may be cancelled without any payment therefore. The treatment of any Award as provided in this Section 15.2 shall be conclusively presumed to be appropriate for purposes of Section 15.1.

15.3.	Change in Control
For any Awards outstanding as of the date of a Change in Control, either of the following provisions shall apply, depending on whether, and the extent to which, Awards are assumed, converted, or replaced by the resulting entity in a Change in Control, unless otherwise provided by the Award Agreement:

(1)
To the extent such Awards are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and nonforfeitable, and for any outstanding Performance Awards the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Change in Control based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control.

(2)
To the extent such Awards are assumed, converted, or replaced by the resulting entity in the Change in Control, if, within 24 months after the date of the Change in Control, the Service Provider has a Separation from Service by the Company other than for Cause (which may include a Separation from Service by the Service Provider for “good reason” if provided in the applicable Award Agreement), then such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and nonforfeitable, and for any outstanding Performance Awards the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Separation from Service based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control.

15.4.	Adjustments
Adjustments under this Section 15 related to Share or other securities of the Company shall be made by the Board. No fractional Shares or other securities shall be issued under any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Share.

16.	NO LIMITATIONS ON COMPANY
The grant of Awards shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

17.	TERMS APPLICABLE GENERALLY TO AWARDS

17.1.	Disclaimer of Rights
No term or condition of the Plan or any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding any other term or condition of the Plan, unless otherwise stated in the applicable Award Agreement, no Award shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider. The obligation of the Company to pay any benefits under the Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the terms and conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the Plan.

17.2.	Nonexclusivity of the Plan
Neither the adoption of the Plan nor the submission of the Plan to the Stockholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals), including the granting of Options as the Board determines desirable.

17.3.	Withholding Taxes
The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld (1) with respect to the vesting of or other lapse of restrictions applicable to an Award, (2) upon the issuance of any Shares upon the exercise of an Option or SAR, or (3) otherwise due in connection with an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. The Company or the Affiliate, as the case may be, may require or permit the Grantee to satisfy such obligations, in whole or in part, (A) by causing the Company or the Affiliate to withhold up to the maximum required number of Shares otherwise issuable to the Grantee as may be necessary to satisfy such withholding obligation or (B) by delivering to the Company or the Affiliate Shares already owned by the Grantee. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Shares used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. To the extent applicable, a Grantee may satisfy his or her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

17.4.	Right of First Refusal
Before an IPO, except as otherwise provided by the Board, if the Grantee desires to sell or otherwise transfer all or any part of the Grantee’s Issued Shares (to the extent transferable), the Grantee shall first give written notice to the Company of the Grantee’s intention to make such sale or other transfer. This notice must state the number of Issued Shares that the Grantee proposes to sell/transfer (the “Offered Shares”), the price and other terms and conditions of the proposed sale/transfer, and the name and address of the proposed buyer/transferee. At any time within 120 days after the receipt of such notice by the Company, the Company or its assigns may elect to purchase all or any portion of the Offered Shares at the price and on the terms and conditions offered by the proposed transferee and specified in the notice. The Company or its assigns may exercise this right by mailing or delivering written notice to the Grantee within the foregoing 120-day period. If the Company or its assigns elect to exercise the purchase right under this Section 17.4, the closing for the purchase shall take place within 90 days after the receipt by the Company of the initial notice from the Grantee. If the Company or its assigns do not elect to exercise such purchase right, or if the Company or its assigns do not pay the full purchase price within the 90-day period, the Grantee may, within 30 days thereafter, sell the Offered Shares to the proposed transferee at the same price and on the same terms and conditions as specified in the Grantee’s notice. Any Issued Shares purchased by such proposed transferee shall continue to be subject to the Plan. Any Issued Shares not sold to the proposed transferee shall remain subject to the Plan.

17.5.	Right of Repurchase
Before an IPO, except as otherwise provided by the Board, at any time after the Grantee’s Separation from Service for any reason, the Company or its assigns shall have the right to purchase some or all of the Grantee’s Issued Shares that are outstanding as of the Separation from Service, which right may be exercised by giving written notice of such exercise (a “Call Notice”) to the Grantee. The purchase price under this Section 17.5 of the Issued Shares shall be the Fair Market Value of the Issued Shares as of the date of the Call Notice, provided that if the Separation from Service is for Cause, the purchase price for the Issued Shares shall be for the lesser of (1) the Fair Market Value of the Issued Shares as of the date of the Call Notice and (2) the purchase price paid by the Grantee to acquire the Issued Shares (which may be $0). If the Company or its assigns elect to exercise the repurchase right under this Section 17.5, the closing for the purchase shall take place within 45 days after the date of the Call Notice. At the closing, the Company or its assigns shall deliver to the Grantee the purchase price in cash and the Grantee shall deliver to the Company such instruments that the Company reasonably requests evidencing the transfer of the Issued Shares.

17.6.	Drag-Along
Before an IPO, except as otherwise provided by the Board, if the Company receives a bona fide offer from an independent third-party to purchase in one transaction, or a series of related transactions, all of the outstanding Shares (a “Drag-along Sale”), the Company shall have the right to require that each Grantee with Issued Shares (each, a “Drag-along Stockholder”) participate in the sale in the manner set forth in this Section 17.6, by delivering a written notice (the “Drag-along Notice”) to the Drag-along Stockholder no more than 90 days after the execution and delivery by all of the parties thereto of the definitive agreement entered into for the Drag-along Sale and no later than 45 days before the closing date of the Drag-along Sale. The consideration to be received by a Drag-along Stockholder shall be the same form and amount of consideration per Share to be received by the Company and the terms and conditions of the Drag-along Sale shall be the same as those upon which the Company sells its Shares.

17.7.	Stockholders’ Agreement
The Board may require a Grantee to execute and become a party to any applicable Stockholders’ agreement as a condition to the grant, vesting, exercise, or transfer of an Award. The Stockholders’ agreement may contain restrictions on the transferability of Issued Shares (such as a right of first refusal or a prohibition on transfer) and call rights and drag-along rights of the Company and its investors. Nothing in this Section 17.7 shall limit the Company’s or its assigns’ first refusal, repurchase, or drag-along rights set forth in the Plan or any Award Agreement.

17.8.	Market Standoff Requirement
Except as otherwise provided by the Board, in connection with any IPO and upon request of the Company or the underwriters managing the IPO, (1) no Grantee may sell, make any short sale of, loan, grant any option for the purchase of, or otherwise directly or indirectly dispose of any Issued Shares (other than Shares included in the IPO) without the prior written consent of the Company or the underwriters, as the case may be, for such period of time from the effective date of the registration statement for the IPO as may be requested by the Company or the underwriters and (2) each Grantee shall execute an agreement reflecting the foregoing as may be requested by the Company or the underwriters.

17.9.	Other Terms and Conditions; Employment Agreements
Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board. In the event of any conflict between the terms and conditions of an employment agreement and the Plan, the terms and conditions of the employment agreement shall govern.

17.10.	Severability
If any term or condition of the Plan or any Award Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining terms and conditions hereof and thereof shall be severable and enforceable, and all terms and conditions shall remain enforceable in any other jurisdiction.

17.11.	Governing Law
The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California without regard to the principles of conflicts of law that could cause the application of the laws of any jurisdiction other than the State of California. For purposes of resolving any dispute that arises under the Plan, each Grantee, by virtue of receiving an Award, shall be deemed to have submitted to and consented to the exclusive jurisdiction of the State of California and to have agreed that any related litigation shall be conducted solely in the courts of Orange County, California or the federal courts for the U.S. for the Central District of California, where the Plan is made and to be performed, and no other courts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974.

17.12.	Section 409A
The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. For purposes of Section 409A, each installment payment under the Plan shall be treated as a separate payment. Notwithstanding any other term or condition of the Plan, to the extent required to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided under the Plan during the six-month period immediately after the Grantee’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Grantee under Section 409A and neither the Company nor the Board shall have any liability to any Grantee for such tax or penalty.

17.13.	Separation from Service
The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the appropriate Award Agreement. Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that may be taken upon the occurrence of a Separation from Service, including accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.

17.14.	Transferability of Awards and Issued Shares
17.14.1.    Transfers in General
Except as provided in Section 17.14.2, no Award shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.
17.14.2.    Family Transfers
If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member. For the purpose of this Section 17.14.2, a “not for value” transfer is a transfer that is (1) a gift, (2) a transfer under a domestic relations order in settlement of marital property rights; or (3) a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. After a transfer under this Section 17.14.2, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately before transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Grantee in accordance with this Section 17.14.2 or by will or the laws of descent and distribution.

17.14.3.    Issued Shares
Before an IPO, no Issued Shares may be sold, assigned, transferred, pledged, hypothecated, given away, or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless (A) such action is in compliance with the terms and conditions of the applicable Award, all applicable securities laws, and the Plan, (B) such action does not cause the Company to become subject to the reporting requirements of the Exchange Act, and (C) all beneficiaries of the Issued Shares consent in writing to be bound by the Plan. The Company may require that a legend be placed on any certificate representing the Issued Shares that describes the restrictions under this Section 17.14.3. In connection with any proposed action under this Section 17.14.3, the Board may require the Grantee to provide at the Grantee’s own expense an opinion of counsel, satisfactory to the Board, that the action is in compliance with all applicable laws. Any attempted sale, assignment, transfer, pledge, hypothecation, gift, or other disposition or encumbrance of Issued Shares not in accordance with this Section 17.14.3 shall be null and void, and the Company shall not reflect in its records any change in record ownership of any Issued Shares as a result of any such action, shall otherwise refuse to recognize any such action, and shall not in any way give effect to any such action. Before an IPO, subject to the foregoing terms and conditions of this Section 17.14.3, and if and to the extent provided in the applicable Award Agreement, Issued Shares may be transferred only under the following specific terms and conditions:

(1)
The Grantee may sell, assign, transfer, or give away any or all of the Issued Shares to Permitted Transferees; provided, however, that following such sale, assignment, transfer, or gift, such Issued Shares shall continue to be subject to the Plan and such Permitted Transferees shall, as a condition to any receipt of Issued Shares, deliver a written acknowledgment to that effect to the Board.

(2)
Upon the death of the Grantee, any Issued Shares then held by the Grantee and any Issued Shares acquired thereafter by the Grantee’s legal representative shall be subject to the terms and conditions of the Plan, and the Grantee’s estate, executors, administrators, personal representatives, heirs, legatees, and distributees shall be obligated to convey such Issued Shares to the Company or its assigns under the terms and conditions of the Plan.

17.15.	Dividend Equivalent Rights
If specified in the Award Agreement, the recipient of an Award may be entitled to receive dividend equivalent rights with respect to the Shares or other securities covered by an Award. The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Grantee may be paid in cash or deemed to be reinvested in additional Shares or other securities of the Company at a price per unit equal to the Fair Market Value of a Share on the date that such dividend was paid to Stockholders. Notwithstanding the foregoing, dividends or dividend equivalents shall not be paid on any Award or portion thereof that is unvested or on any Award that is subject to the achievement of performance criteria before the Award has become earned and payable.

17.16.	Data Protection
A Grantee’s acceptance of an Award shall be deemed to constitute the Grantee’s acknowledgement of and consent to the collection and processing of personal data relating to the Grantee so that the Company can meet its obligations and exercise its rights under the Plan and generally administer and manage the Plan. This data shall include data about participation in the Plan and Shares offered or received, purchased, or sold under the Plan and other appropriate financial and other data (such as the date on which the Awards were granted) about the Grantee and the Grantee’s participation in the Plan.

17.17.	Plan Construction
In the Plan, unless otherwise stated, the following uses apply:

(1)
references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all valid and binding governmental regulations, court decisions, and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time;

(2)
in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”;

(3)	indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company;

(4)	the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation” (and the like), respectively;

(5)	all references to articles and sections are to articles and sections in the Plan;

(6)	all words used shall be construed to be of such gender or number as the circumstances and context require;

(7)
the captions and headings of articles and sections have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan;

(8)
any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(9)	all accounting terms not specifically defined shall be construed in accordance with GAAP.